Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
Dan Wilinsky	Eric Boyer
+1 303 397 2468	+1 303 397 2969
dan.wilinsky@ihs.com	eric.boyer@ihs.com

Deborah Doyle McWhinney Elected to IHS Board of Directors

ENGLEWOOD, Colo. (May 19, 2015) - IHS Inc. (NYSE: IHS), the leading global source of critical information and insight, today announced that it has increased the size of its Board of Directors from nine to ten and has also elected Deborah Doyle McWhinney to its Board, effective May 15, 2015.

“We are delighted that Debby has joined the IHS board,” said Jerre Stead, IHS Chairman of the Board. “The insights we will gain from her experience in banking, technology and government will prove invaluable as we continue to deliver market-leading information and insight solutions to our global customers and sustainable, profitable growth to our shareholders.”

As a respected leader at Citibank from 2009 through 2014, McWhinney championed financial services innovations and guided numerous businesses through transformational change. Prior to joining Citibank she worked at Schwab, Inc., where she was President of Schwab Institutional and was a member of the executive committee, the Schwab Bank board, and headed the global risk committee. McWhinney also previously held executive roles at Visa International and Engage Media (a division of CMGI). Earlier in her career, she worked 17 years at Bank of America in both corporate and retail banking.

McWhinney was appointed by former President George W. Bush to the board of directors of the Securities Investor Protection Corporation in 2002. During her career, she has also served as director on more than 20 other boards, including publicly- and privately-held companies and scientific institutions. In February 2014, McWhinney was elected to the Board of Directors of Flour Corporation, a Fortune 500 company. She also currently serves as trustee both for the California Institute of Technology and for the Institute for Defense Analyses.

"I am honored to serve on the board of a company like IHS, which has the depth and breadth of information and analytics that helps customers around the globe make critical business decisions every day,” said Debby McWhinney.  “I have tremendous respect for the management team and the other board members, and I look forward to being part of this dynamic company, which has such a bright future."

McWhinney is a passionate advocate of professional women as senior executives, board members and business owners. As co-chair of the landmark Citibank Women Initiative, McWhinney built an influential professional development program that has led to improved training, talent management and industry-leading client outreach. She has been named to “The 25 Most Powerful Women in Banking” by American Banker.

McWhinney received her bachelor's degree from the University of Montana and is a graduate of the Pacific Coast Banking School.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of insight, analytics and expertise in critical areas that shape today’s business landscape. Businesses and governments in more than 150 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs about 8,800 people in 32 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. © 2015 IHS Inc. All rights reserved.